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                                                                    Exhibit 10.6


                               OPERATING AGREEMENT

                                PRICE QUEST, INC.


          This Agreement is entered into as of the 28th day of August, 1994, by and among Price Quest, Inc., a Delaware corporation ("Price Quest"), Price Enterprises, Inc., a Delaware corporation ("Price Enterprises"), Price/Costco, Inc., a Delaware corporation ("PriceCostco"), and The Price Company, a California corporation and a wholly-owned subsidiary of PriceCostco ("TPC").

                                    RECITALS

          A. WHEREAS, Price Enterprises and PriceCostco have entered into an Agreement of Transfer and Plan of Exchange dated July 28, 1994 (the "Transfer and Exchange Agreement");

          B. WHEREAS, pursuant to the Transfer and Exchange Agreement, Price Enterprises and PriceCostco have agreed to enter into this Agreement at or prior to the Transfer Closing Date (as defined in the Transfer and Exchange Agreement); and

          C. WHEREAS, the Transfer Closing Date is to occur concurrently with the execution hereof.

                                    AGREEMENT

          THEREFORE, the parties agree as follows:

1. DEFINITIONS. In addition to the terms defined in the Transfer and Exchange Agreement, which definitions are incorporated by reference, the following terms are defined:

     1.1. "Affiliate" of any Person shall mean any entity which is owned directly or indirectly thirty percent (30%) or more by the Person, which holds an interest, directly or

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indirectly, of thirty percent (30%) or more in the Person, or which has a common owner with the Person which owner has, directly or indirectly, thirty percent (30%) or more of both the Person and the Affiliate.

     1.2. "Club Business" shall mean any merchandising activity utilizing 70,000 square feet or more in a single location, operated with membership and selling food and non-food items through a central checkout.

     1.3 "Downstream Affiliate" of any Person shall mean any entity which is controlled directly or indirectly by the Person.

     1.4. "Specified Companies" shall mean each of Wal-mart Stores, Inc., Target Stores, Kmart Corporation, Home Depot, Inc., Office Depot, Inc., and within any geographic market included in the Specified Geographical Areas consisting of the larger of a single country or a single customs union (an "International Market") a maximum of two (2) additional companies designated in writing by PriceCostco to Price Quest within thirty (30) days after Price Quest provides written notice to PriceCostco of its intent to begin to conduct business in such International Market, and the Affiliates of the foregoing; PROVIDED, HOWEVER, that PriceCostco shall not designate J.C. Tenorio Enterprises, Inc. with respect to the Northern Marianas Islands (including Guam and Saipan) or Coles-Myer Ltd. with respect to Australia and New Zealand; PROVIDED, FURTHER, that the two (2) companies designated by PriceCostco hereunder with respect to such International Market shall be the same two (2) companies designated with respect to such International Market under the following agreements: (i) the Operating Agreement by and among Price Global Trading, Inc., Price Enterprises, TPC and PriceCostco dated as of August 28, 1994; (ii) the Stockholders Agreement by and among Price Global Trading, Inc., TPC, PriceCostco and Price Enterprises


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dated as of August 28, 1994; and (iii) the Stockholders Agreement by and among
Price Quest, PriceCostco, TPC and Price Enterprises dated as of August 28, 1994.

2.   OPERATING COVENANTS.

     2.1. Non-competition.

          (a)(i) In view of the transfer from TPC to Price Quest of the Quest Business, including goodwill, for the period of five (5) years from the Transfer Closing Date (the "Five-Year Period"), PriceCostco shall not, nor shall it permit or suffer any of its Downstream Affiliates to, directly or indirectly conduct a Quest Business, own any interest in another company that conducts a Quest Business other than Price Quest (PROVIDED that neither PriceCostco nor its Affiliates shall be prohibited from purchasing and owning securities of any such company as a passive investment so long as such securities in the aggregate represent no more than 10% of the equity securities of such company), or knowingly sell to or provide services to a Quest Business (except for the Quest Business conducted by Price Quest). The foregoing notwithstanding, nothing herein shall prohibit PriceCostco or its Downstream Affiliates from conducting business (other than any business conducted through the Quest Assets) in the manner heretofore conducted or, with Price Enterprises' consent (which shall not be unreasonably withheld), from conducting interactive promotional and advertising activities other than through an electronic interactive shopping format.

               (ii) Notwithstanding the foregoing, PriceCostco may acquire another company that conducts a business substantially similar to, and that competes with, the Quest Business (a "Similar Business"); PROVIDED, that in such acquired company's last complete fiscal year prior to such acquisition, the acquired company derived no more than twenty


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percent (20%) of its annual revenues from the Similar Business; PROVIDED,
FURTHER, that PriceCostco agrees to hold separate the Similar Business so acquired and to divest of such Similar Business as soon as practicable following the consummation of such acquisition. Prior to divesting such Similar Business to any bona fide, arm's length purchaser (a "Proposed Purchaser"), PriceCostco shall first offer the opportunity to purchase such Similar Business to Price Quest. Such offer (the "First Offer Notice") shall be in writing and shall state the proposed offering price and any other material terms and conditions of the proposed sale of such Similar Business. In the event that Price Quest wishes to purchase such Similar Business on the terms and conditions set forth in the First Offer Notice, Price Quest shall provide written notice ("Purchase Notice") to PriceCostco within thirty (30) days after receipt of the First Offer Notice. If a Purchase Notice is not received by PriceCostco prior to the expiration of the thirty-day period specified above, then PriceCostco shall have the right to sell such Similar Business to any Proposed Purchaser (whether or not identified in the First Offer Notice), but only on terms and conditions with respect to the consideration paid to PriceCostco (and other material terms and conditions which a reasonable purchaser would consider significant to the decision to purchase such Similar Business) which are no more favorable to the Proposed Purchaser in any material respect than as stated in the First Offer Notice and only if definitive documentation with respect to such sale is executed on a date within one hundred twenty (120) days of the First Offer Notice. If, during such 120-day period, PriceCostco should propose to sell such Similar Business to a Proposed Purchaser on terms and conditions which are no more favorable to the Proposed Purchaser in any material respect than as stated in the First Offer Notice, except that the consideration to be paid is less than that specified in the First Offer Notice, PriceCostco shall again offer the


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opportunity to purchase such Similar Business to Price Quest in a like manner to that specified above (the "Second Offer Notice"), except that Price Quest shall provide a Purchase Notice to PriceCostco within ten (10) business days after receipt of the Second Offer Notice if Price Quest wishes to purchase such Similar Business on the terms and conditions set forth in such notice. If a Purchase Notice is not received by PriceCostco prior to the expiration of the ten-business day period specified above, then PriceCostco shall have the right to sell such Similar Business to any Proposed Purchaser (whether or not identified in the Second Offer Notice), but only on terms and conditions with respect to the consideration paid to PriceCostco (and other material terms and conditions which a reasonable purchaser would consider significant to the decision to purchase such Similar Business) which are no more favorable to the Proposed Purchaser in any material respect than as stated in the Second Offer Notice and only if a definitive agreement with respect to such sale is executed on a date within one hundred and twenty (120) days of the Second Offer Notice.

          (b) Except as otherwise expressly permitted in the Transfer and Exchange Agreement or the other Additional Agreements, for the Five-Year Period, the parties hereto and their Downstream Affiliates will not engage in any business with any of the Specified Companies.

          (c) For the Five-Year Period, none of Price Enterprises, its Downstream Affiliates, Price Quest or any of its Downstream Affiliates shall operate or conduct a Quest Business from within a location that is owned or operated by any of the Specified Companies or in any Club Business other than
(i) a PriceCostco Club Business, or (ii) a Club Business operated by one of the Subsidiary Corporations, its joint ventures or its licensees. Price


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Enterprises, its Downstream Affiliates and Price Quest and its Downstream
Affiliates shall conduct a Quest Business only through Price Quest.

          (d) In the event of a breach or threatened breach of this section 2.1 by either party, the parties agree that money damages, alone, would be an inadequate remedy, and that the other party may apply for and obtain injunctive and other equitable relief without necessity of bond or other security, to prevent or remedy such breach.

     2.2. Access to Members and Space in PriceCostco Club Businesses.
          (a) For the Five-Year Period, PriceCostco shall provide the following to Price Quest at Price Quest's request solely for Price Quest's use in a Quest
Business:

               (i) access to members of PriceCostco's Club Businesses, including the full membership databases;

              (ii) existing or equivalent space (approximately 1,500-1,600 square feet) for a Quest Business kiosk in twenty-eight (28) PriceCostco Club Business locations where the Quest Business is currently operating together with existing or equivalent space for the display of one automobile by the Price Club automobile advertising/referral program of the Quest Business and existing or equivalent space for the Price Club travel and Price Club realty programs at all PriceCostco Club Business locations where the Price Club travel and Price Club realty programs are presently conducted; PROVIDED, HOWEVER, that, with respect to each such existing location, such obligation to provide such Quest Business kiosk space (but not the space for Price Club travel, realty and automobile advertising/ referral) shall continue only for so long as annual net sales before returns per square foot of Price Quest in such location exceed the annual net sales before returns per square foot of


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     PriceCostco at that location (based on the square footage of the sales area in such location other than that occupied by Price Quest) as determined by an annual accounting done at the end of the fifth (5th) four-week fiscal accounting period of PriceCostco;

             (iii) in each fiscal year during the Five-Year Period, expansion into at least ten (10) additional PriceCostco Club Business locations (selected by PriceCostco with Price Quest's consent, which consent will not unreasonably be withheld) in space equivalent to space in existing locations, unless otherwise agreed by the parties. The Price Club travel and Price Club realty portions of the Quest Business kiosk shall be included within the confines of the Quest Business at such new locations;

              (iv) upon agreement of the Chief Executive Officers of Price Quest and PriceCostco, which agreement shall not unreasonably be withheld by the Chief Executive Officer of PriceCostco, the addition of new concepts by the Quest Business conducted at PriceCostco Club Business locations, and the addition of further new PriceCostco Club Business locations for the conducting of the Price Club realty portion of the Quest Business;

               (v) existing space or equivalent space in all PriceCostco Club Business locations which presently contain airline ticketing equipment used in connection with the Price Club travel portion of the Quest Business; and

              (vi) use of a portion of the warehouse space at TPC's City of Industry, California warehouse (or comparable space in a comparable location, if PriceCostco should determine to cease to utilize such warehouse) for a reimbursement


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     payment by Price Quest to PriceCostco of the average direct per square foot cost of said warehouse per four-week period with respect to the space allocated to Price Quest, with such space allocation adjusted semi-annually, provided that if there is a material change in the use of such space by Price Quest, the parties shall adjust Price Quest's allocation of such space as promptly as practicable thereafter.

          (b) For the Five-Year Period, in connection with any proposed communications by Price Quest or any of its Downstream Affiliates with current or former PriceCostco members whose names were obtained hereunder, Price Quest shall, or shall cause its Downstream Affiliates to, provide to PriceCostco, for PriceCostco's prior review and approval (which approval shall not be unreasonably withheld) forms of all material to be sent to any such PriceCostco member prior to any publication or distribution thereof.

     2.3. Technology and Buying Services.

          (a) For the Five-Year Period, PriceCostco shall provide the following to Price Quest at Price Quest's request:

               (i) full cooperation and support of PriceCostco's and its Downstream Affiliates' buying offices to assist Price Quest in sourcing and acquiring merchandise and services;

              (ii) access to PriceCostco's and its Downstream Affiliates' vendors for Price Quest's placement of orders. PriceCostco and its Downstream Affiliates shall exert reasonable efforts to assure that vendors' prices and terms available to PriceCostco and its Downstream Affiliates shall be equally available to Price Quest. PriceCostco and its Downstream Affiliates shall arrange for the remittance to Price


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     Quest of rebates and discounts received by PriceCostco or its Downstream
     Affiliates as a result of Price Quest's purchases;

             (iii) reasonable support from PriceCostco and its Downstream Affiliates' buying offices, including an on-line computer connection, for placement of Price Quest's orders for merchandise on behalf of Price Quest or its licensees. The computer terminals for such on-line computer connection shall be located only in the offices of Price Enterprises or Price Quest in San Diego, California, and access thereto shall be limited to employees of Price Quest. PriceCostco agrees to use its best efforts (but shall not be required to incur any extraordinary expenses not reimbursed by Price Quest in pursuit thereof) to enable Price Quest to place its orders through PriceCostco's management information system;

              (iv) current data and historical data (to the extent reasonably available) on PriceCostco's and its Downstream Affiliates' inventory and costs (which shall include only a description of the inventory carried and the cost thereof, including the components of such cost) as well as such sales information as may reasonably be requested by Price Quest from time to time. Access to such database shall be limited to employees of Price Quest;

               (v) direct computer connection providing, on-line, a description of the inventory carried by PriceCostco and its Downstream Affiliates and the cost thereof (to the extent reasonably available) as well as such sales information as may be reasonably requested by Price Quest from time to time. Access to such database shall be limited to employees of Price Quest;


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              (vi)  filling of orders from Price Quest on behalf of Price Quest at PriceCostco's direct cost for any private label merchandise sold by PriceCostco or its Downstream Affiliates;

             (vii) access to PriceCostco's management information system's com-munications network for operation of kiosks in PriceCostco Club Business locations; and

            (viii) use of home delivery software on PriceCostco's management information system if it is then in use by PriceCostco unless such use puts an unreasonable hardship on the management information system.
     2.4. PriceCostco Club Business Support Services.

          (a) For the Five-Year Period, PriceCostco will assist Price Quest by providing the following:

               (i) assistance in handling customer courtesies, such as returns, questions, complaints, etc.;

              (ii) assignment of personnel to staff the Quest Business in accordance with PriceCostco personnel standards, subject to (A) Price Quest's approval of personnel, which will not be unreasonably withheld, and
     (B) Price Quest's approval of the number of personnel staffed at each Quest Business location;

             (iii) selection, training, removal and replacement of PriceCostco personnel assigned to staff the Quest Business in PriceCostco Club Business locations. PriceCostco shall remove and replace, at the request of Price Quest, any PriceCostco personnel assigned to the Quest Business in PriceCostco Club Business locations,


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     although such removal and replacement shall be subject to PriceCostco approval which shall not unreasonably be withheld;

              (iv) cashiering services, as requested, at the PriceCostco Club Business locations where Quest Business is conducted with deposits of all funds received on account of Price Quest (net of any refunds) to be made to Price Quest's account at least once each week; provided that PriceCostco shall use reasonable efforts to make such deposits to Price Quest's account in accordance with PriceCostco's ordinary and usual practice for making deposits to its own accounts promptly after the execution of this Agreement;

               (v) the right to make non-electronic sales in the Quest Business area of surplus samples and display items; and

              (vi) other warehouse club support services including receiving, inventory storage, returns, security and administrative assistance. Price-Costco shall semi-annually reimburse to Price Quest, subject to annual reconciliation, the amount representing all inventory shrinkage in excess of 0.25% of the cost value of Price Quest net sales in PriceCostco facilities in the prior corresponding period.
     2.5. Obligations of Price Quest to PriceCostco.

          (a)  Standards.

               (i) Quest Business products, services, decor, quality and value offered at the PriceCostco Club Business locations shall be at least equal to the standards of the PriceCostco Club Business;


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              (ii)  Price Quest shall use its best efforts to ensure that personnel working in the Quest Business and employed by PriceCostco shall adhere to all PriceCostco Club Business personnel policies; and

             (iii) to the extent permitted by law, Price Quest shall do business as "Quest" in PriceCostco Club Business locations in the United States.

          (b) Access to Data and Products. For the Five-Year Period, Price Quest shall offer to PriceCostco the following:

               (i) access to customers included in Price Quest's customer database, if any;

              (ii) reasonable support from Price Quest and its buying offices for placement of PriceCostco's and its Downstream Affiliates' orders for merchandise and services on behalf of PriceCostco and its Downstream Affiliates; and

             (iii) filling of orders from PriceCostco at Price Quest's direct cost for any private label merchandise sold by Price Quest.

          (c)  Rental and Other Payments.

               (i) During the Five-Year Period, Price Quest will pay Price-Costco two percent (2%) of net sales (I.E., gross sales revenue by Price Quest (excluding Price Club travel, realty and automobile advertising/ referral revenues) at a PriceCostco Club Business location less returns, tax, shipping and handling) on all Quest Business sales of goods and services (excluding Price Club travel, realty and automobile advertising/ referral) at each PriceCostco Club Business where a Quest Business is located;


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              (ii)  During the Five-Year Period, Price Quest will pay Price-
     Costco one percent (1%) for all Quest Business net sales of goods and services which are transacted at the central register checkout at Price-Costco Club Business locations;

             (iii)  Notwithstanding the foregoing, during each of the first two
     (2) years in the Five-Year Period, Price Quest will pay PriceCostco a minimum of One Million Five Hundred Thousand Dollars ($1,500,000) annually in satisfaction of its combined payment obligations under subparagraphs 2.5(c)(i) and 2.5(c)(ii) above;

              (iv) During the Five-Year Period, the automobile advertising/ referral program will pay PriceCostco fifty-five percent (55%) of all revenues from the PriceCostco Club Business locations' automobile dealership advertising program and will retain forty-five percent (45%) of such revenues primarily for production costs, central expenses and administrative overhead. The foregoing notwithstanding, during each of the first two (2) years of the Five-Year Period, Price Quest shall pay Price-Costco the greater of the foregoing fifty-five percent (55%) amount, or one hundred percent (100%) of all such revenues up to Three Million Dollars ($3,000,000);

               (v) During the Five-Year Period, with respect to sales made at the PriceCostco Club Business stores, Price Quest will pay PriceCostco ten percent (10%) of the commissions collected by Price Club travel on airline ticket sales (which commissions generally equal ten percent (10%) of the purchase price of an airline ticket) and one percent (1%) of net sales of vacation packages;

              (vi) During the Five-Year Period, Price Quest will pay Price-Costco two percent (2%) of net revenues earned by Price Club realty at the PriceCostco Business Club locations; and


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             (vii)  Advertising purchases by Price Quest and its Affiliates in
     PriceCostco's and its Downstream Affiliates' customer publications and membership renewal mailings shall total no less than Three Million Dollars ($3,000,000) in each of the two fiscal years at the publications' most favorable rates commencing August 29, 1994 and September 4, 1995. Additional amounts, if any, for the period after the initial two years will be agreed by the parties.

          (d) Direct Cost Reimbursements. Price Quest shall reimburse Price-Costco for any direct compensation (including employee benefit costs) paid to employees of PriceCostco at the Club Business locations who provide services to Price Quest at Price Quest's request; and shall reimburse PriceCostco for any other incremental, direct out-of-pocket expenses associated with Quest Business at the PriceCostco Club Business locations. In addition, in connection with the services provided to Price Quest by PriceCostco pursuant to subsections 2.2(a)(vi), 2.3(a)(i), 2.3(a)(iii), 2.3(a)(vii) and 2.3(a)(viii), above, Price
Quest shall reimburse PriceCostco, for any such services based on PriceCostco's actual incremental, direct cost in respect thereof, including, without limitation, compensation (including employee benefit costs) payable to employees of PriceCostco who provide any such services to Price Quest.

          (e) Payments. The payments provided in subsections (c) and (d) above shall be due every four weeks within twenty (20) days after receipt of a timely invoice from PriceCostco, except for reimbursement to PriceCostco under the first sentence of subsection (d) above which shall be paid biweekly.

          (f) Confidentiality. Until two (2) years from the termination of this Agreement pursuant to section 3.8 or otherwise, each party and its Downstream Affiliates shall


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maintain in strict confidence all information it has obtained or shall obtain, pursuant to this Agreement, relating to the business, operations, properties, Assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of the other party; except to the extent such information (i) is in the public domain through no act or omission of the disclosing party, (ii) is required to be disclosed by law, or (iii) is independently learned by the disclosing party outside of this relationship. The foregoing notwithstanding, the obligations of this subsection with regard to information concerning any party's membership and membership database and customers and customer database shall continue until five (5) years from the termination of this Agreement. In the event of a breach or threatened breach of this subparagraph, the parties agree that money damages, alone, would be an inadequate remedy, and that a party may apply for and obtain injunctive and other equitable relief without necessity of bond or other security, to prevent or remedy such breach.

     2.6. Inventory Purchased as of Transfer Closing Date. Representatives of PriceCostco and Price Quest performed or, in certain cases, will perform, a physical inventory of the Quest Business locations and fulfillment inventories. Within fifteen (15) days after receipt of an invoice for such merchandise, Price Quest shall pay PriceCostco in cash for such merchandise in an amount constituting PriceCostco's "carried costs" of such merchandise on PriceCostco's books and records.

     2.7. Price Quest Customer Database. Notwithstanding any other provisions of this Agreement, (i) Price Quest shall be entitled to include in its separate customer database information concerning any PriceCostco member (whether such information has been derived from the PriceCostco membership databases or otherwise) who has done business with Price


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Quest or who otherwise applies for membership with Price Quest, and (ii) Price
Quest shall be entitled to use and disclose such separate customer database in any manner at its sole discretion (PROVIDED, that PriceCostco members shall be entitled to all privileges extended to Price Quest members with respect to merchandising activities of Price Quest conducted in any PriceCostco warehouse location).

3.   GENERAL.

     3.1. Assignment. This Agreement is not assignable by either party without the prior written consent of the other party. The foregoing notwithstanding, this Agreement or any of the rights hereunder is assignable by either party to any Affiliate of the assigning party. In the event of any assignment, the assigning party remains fully liable for all of its obligations hereunder.

     3.2. Disputes. Any and all disputes hereunder shall be resolved by arbitration in San Francisco, California, in accordance with the provisions of
Section 10.3 of the Transfer and Exchange Agreement.

     3.3. Law. This Agreement shall be governed by the laws of the State of New York.

     3.4. Contravention. If any provision of this Agreement contravenes any applicable law or regulation, the remainder of the Agreement shall be given effect as though such provision were not present, and in a manner so as to achieve the objective of such provision as nearly as possible without contravening the law.

     3.5. Integration. This Agreement, together with the Transfer and Exchange Agreement, the Stockholders' Agreement by and among the parties of even date herewith and the Tax Allocation Agreement by and among the parties and the other Subsidiary


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Corporations of even date herewith, constitute the entire agreement between these parties on this subject matter, and supersedes any and all prior agreements and understandings on this subject.

     3.6. Notice. All Notices required under this Agreement shall be deemed given and received on the date hand delivered or telecopied or two days after the date mailed by registered mail to the following respective addresses:

               If to Price Quest:

               Price Quest, Inc.
               4649 Morena Boulevard
               San Diego, California 92117
               Attention:  Robert Price

               If to Price Enterprises:

               Price Enterprises, Inc.
               4649 Morena Boulevard
               San Diego, California 92117
               Attention:  Robert Price

               If to PriceCostco:

               Price/Costco, Inc.
               10809 120th Avenue NE
               Kirkland, Washington 98033
               Attention:  Donald E. Burdick, Esq.

               If to TPC:

               The Price Company
               10809 120th Avenue NE
               Kirkland, Washington 98033
               Attention:  Donald E. Burdick, Esq.

     3.7. Downstream Affiliates. With regard to the obligations imposed on Downstream Affiliates hereunder, each party hereto shall assure compliance with such obligations by its respective Downstream Affiliates.


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     3.8. Renewal and Extension.  With regard to all rights and obligations expiring at the end of the Five-Year Period, PriceCostco and Price Quest shall each notify the other parties, in writing, at least six (6) months prior to the end of the Five-Year Period and at least six (6) months prior to the end of any pending extensions thereof, if the notifying party desires to terminate such rights and obligations upon expiration of the period. If no such notice is timely received by either party, the period shall be deemed extended on the same terms and conditions for one (1) year.

     3.9 No Covenant to Operate. Nothing in this Agreement obligates Price Quest to operate Quest Business in any locations.


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               IN WITNESS WHEREOF, the parties signed below on the date first above written,

THE PRICE COMPANY                       PRICE QUEST, INC.


By:  /s/ Harold E. Kaplan               By:  /s/ Robert E. Price
    --------------------------------        -----------------------------------
           HAROLD E. KAPLAN                           ROBERT E. PRICE
Its: Treasurer                          Its: President
    --------------------------------        -----------------------------------


PRICE/COSTCO, INC.                      PRICE ENTERPRISES, INC.


By:  /s/ Donald E. Burdick              By:  /s/ Robert E. Price
    --------------------------------        -----------------------------------

Its: Vice President                     Its: President
    --------------------------------        -----------------------------------


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